EXHIBIT 99.1

EQUATOR Beverage®

EQUATOR Beverage Company Reports Second Quarter 2024 Financial Results

Record second quarter revenue of $845,375, up 44% year over year

Record second quarter gross profit of $342,892, up 22% year over year

JERSEY CITY, NJ, July 1, 2024 -- EQUATOR Beverage Company (OTC: MOJO), maker of MOJO Energy and MOJO Coconut Water premium lifestyle functional beverages today reported record second quarter 2024 financial results.

Glenn Simpson, Chairman and CEO of EQUATOR Beverage Company, said “EQUATOR Beverage had its highest second quarter revenue. Driving revenue was a significant gain in shelf space and new points of sale. Unit cases sold increased proportionally to the increase in sales revenue.  Our solid $342,892 second quarter gross profit reflects a balanced and disciplined approach to growth while simultaneously building the business and expanding despite a significant increase in ocean freight cost which we expect to ease toward the fourth quarter of 2024.”

The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Management believes that disclosure of Taxable Income, a non-GAAP financial measure, may provide users with additional insights into operating performance. Taxable Income excludes charges for the issue of common stock to officers and directors.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2024

Revenue for the second quarter increased 44% to $845,375 compared to $588,478 for the prior-year period, driven primarily by grocery store shelf space increases and online sales.  We saw sustaining consumer demand growth, and overall channel growth.  Same stores growth was also up significantly year over year.  Gross profit for the second quarter of 2024 increased to $342,892 compared to $280,757 for the prior-year quarter. Gross profit as a percentage of revenue was 41% for the three months ended June 30, 2024.  This was very positive despite a 300 percent increase in ocean shipping costs which we have not seen since the pandemic.

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Contact:

Glenn Simpson CEO

EQUATOR Beverage Company

917 574 1690

GlennSimpson@EquatorBeverage.Com

Symbol Ticker: MOJO

Website: www.equatorbeverage.com

Forward-Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

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